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                                                                    EXHIBIT 10.9


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

                        ORIGINAL DATE: NOVEMBER 19, 1991
                   AMENDED AND RESTATED AS OF JANUARY 1, 1996

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of January 1, 1996 by and between FIRST COMMERCIAL BANK, a California state-chartered banking corporation (the "Bank"), FIRST COMMERCIAL BANCORP, INC., a Delaware corporation ("Bancorp"), and JAMES E. CULLETON (hereinafter referred to as "Employee") and hereby amends, restates and supersedes that certain Employment Agreement between the parties dated November 19, 1991 (the "1991 Agreement"):

                              W I T N E S S E T H:

         WHEREAS, the parties hereto desire to amend certain of the terms and conditions of the 1991 Agreement and to restate the 1991 Agreement as hereinafter set forth;

         WHEREAS, on June 1, 1994, Employee was appointed as Interim President of Bancorp and the Bank;

         WHEREAS, Employee has agreed to resign as the Interim President and Executive Vice President of Bancorp as of the date of this Agreement;

         WHEREAS, Bancorp has accepted the resignation of Employee as Interim President and Executive Vice President of Bancorp as of the date of this Agreement; and

         WHEREAS, Bank, Bancorp and Employee hereby acknowledge and agree that any oral representations, promises or agreements which may have been made with respect to the grant of additional options to Employee under Bancorp's 1980 Amended and Restated Stock Option Plan are null and void and of no effect;

         NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

         A. The 1991 Agreement is amended and restated in its entirety as follows:

              1. EMPLOYMENT AND DUTIES. The Bank hereby employs Employee and Employee hereby accepts employment with the Bank, upon the terms and conditions hereinafter set forth. Employee is hereby employed as the President and Chief Operating Officer of the Bank. Employee shall perform the customary duties of a President and Chief Operating Officer of a California state-chartered bank and such attendant duties as may, from time to time, be reasonably
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requested of Employee by the Board of Directors of the Bank (the "Board"),
and/or the Board of Directors of Bancorp.

         2.   EXTENT OF SERVICES

                   (a) Employee shall devote Employee's full time, ability and attention to the business of the Bank during the term of this Agreement, and shall neither directly nor indirectly render any services of a business, commercial or professional nature to any other person, firm, corporation or organization for compensation without the prior written consent of the Board.

                   (b) Nothing contained herein shall be construed to prevent Employee from investing Employee's assets in any form or manner which does not in any manner or for any amount of time interfere with Employee's performance of services on behalf of the Bank.

         3. TERM OF EMPLOYMENT. Subject to prior termination of this Agreement as hereinafter provided, the Bank hereby employs Employee and Employee hereby accepts employment with the Bank for a period of three (3) years commencing on the date of this Agreement and terminating on December 31, 1998 (the "Employment Term").

         4. COMPENSATION AND BENEFITS. In consideration of Employee's services to the Bank during the Employment Term, the Bank agrees to compensate Employee, subject to such limitations as may exist under any federal or state banking law or regulation, as follows:

                   (a) BASE COMPENSATION. The Bank shall pay or cause to be paid to Employee a base compensation of $90,000.00 per year, payable in conformity with the Bank's normal payroll procedures (the "Base Salary") and prorated for any partial year in which this Agreement is in effect. Employee's performance may be reviewed by the Boards from time to time during the Employment Term, and Employee's Base Salary may be increased as the Boards, in their sole discretion, may determine, but subject to such regulatory review and/or approval as may be required by a presently or then existing written agreement, as such term is defined in Section 325.2(x) of the FDIC regulations (a "Written Agreement"), and such regulatory review and/or approval as may be required by the Federal Reserve Bank of San Francisco ("FRB"), Federal Deposit Insurance Corporation ("FDIC") or California State Banking Department ("SBD").

                   (b) DISCRETIONARY BONUS. As additional compensation, Employee may receive an annual bonus to be determined in the sole discretion of the Board and subject to such review and/or approval as may be required by a presently or then existing Written Agreement, or as may be required by the FDIC or SBD.

                   (c) PARTICIPATION IN BENEFIT PLANS. Employee shall be entitled to participate in Bancorp's 1980 Amended and Restated Stock Option Plan, Employee Stock Ownership Plan, Profit Sharing Plan and any additional, similar or successor benefit plans of whatever type which may in the future be made generally available to members of the Bank's and/or Bancorp's senior


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management. Employee acknowledges and agrees that no oral or other representations, promises or agreements exist with respect to the grant to Employee of additional options under the 1980 Amended and Restated Stock Option Plan.

                   (d) GENERAL EXPENSES. The Bank shall, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Bank, pay or reimburse Employee for any and all necessary, customary and usual expenses incurred by him while traveling for or on behalf of the Bank, and any and all other necessary, customary and usual expenses (including entertainment) incurred by Employee for or on behalf of the Bank in the normal course of business, as determined to be appropriate by the Bank.

                   (e) LIFE INSURANCE. For calendar year 1996, the Bank shall provide Employee with a $500,000 term life insurance policy covering the life of Employee and owned by the Bank. Purchase of said term life insurance policy provided for herein is expressly conditioned upon employee being insurable at reasonable rates, and the Bank agrees to pay premiums and maintain said insurance policy during the calendar year 1996. Commencing on January 1, 1997, Employee will be given an opportunity to continue the $500,000 policy with Employee as the owner of the policy and solely at Employee's expense.

                   (f) OTHER INSURANCE. Employee shall be entitled to participate in such group life insurance, health and long-term disability plans as are provided by the Bank and/or Bancorp to their employees and/or senior executives, with such terms, conditions and contributions as the Bank and/or Bancorp generally provide their other employees and/or senior executives. Employee shall have the right, in Employee's sole discretion, to designate the beneficiary or beneficiaries of any such insurance.

                   (g) VACATION. Employee shall be entitled to four (4) weeks' paid vacation leave per year, prorated for any partial calendar year in which this Agreement is in effect. Such vacation leave shall be taken at such time or times as mutually agreed upon by Employee and the Board and in accordance with the Bank's vacation leave policy, provided, that at least two (2) weeks of such vacation shall be taken consecutively. Employee acknowledges that the requirement of two (2) consecutive weeks of vacation is required by sound banking practice. As of November 1, 1995, Employee has accrued and unused vacation time of 210 hours, for which Employee shall be paid $15,791.00 upon execution of this Agreement. Commencing on January 1, 1996, unused vacation time may be carried over by Employee from year to year, provided, however, that Employee shall accrue no additional vacation time at any time that the Employee has accrued and unused vacation time of four (4) weeks. Notwithstanding anything to the contrary contained in this Agreement, upon termination of this Agreement pursuant to Sections 5(A), 5(C), 5(D) OR 5(E), Employee shall be entitled to receive payment for any accrued and unused vacation days accumulated in accordance with this Section 4(g) after January 1, 1996 through the date of termination, based upon Employee's then current base salary.

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                   (h)  OTHER BENEFITS. Employee shall be entitled to
participate during the Employment Term in such other benefits of the Bank and/or Bancorp as the Bank and/or Bancorp now or hereafter shall provide for its employees and/or senior executives generally.

         5.       TERMINATION OF AGREEMENT.

         This Agreement may be terminated with or without cause during the Employment Term in accordance with this Section 5. In the event of such termination, Employee shall be released from all obligations under this Agreement, except that Employee shall remain subject to Sections 8, 10, 15, 17 and 21, and the Bank shall be released from all obligations under this Agreement, except as otherwise provided in this Section 5 and Sections 4, 15, 17 and 21.

                   (a) EARLY TERMINATION BY THE BANK WITHOUT CAUSE. This Agreement and Employee's employment may be terminated by the Bank without cause, for any reason whatsoever, in the sole, absolute and unreviewable discretion of the Bank, upon 30 days' written notice by the Board to Employee. All other benefits and compensation under this Agreement shall be discontinued as of the date of termination, except that Employee shall be entitled to receive (1) a lump sum cash severance payment in an amount equal to $235,000.00, less any amounts of base salary and bonus paid to Employee from January 1, 1996, through the date of termination, (2) declared but unpaid bonus compensation, if any, provided pursuant to Section 4(b) hereof, (3) the insurance coverage provided pursuant to Section 4(f) hereof at the Bank' expense for a period of up to six
(6) months or Employee's employment elsewhere, whichever occurs earlier, and (4) any payments in respect of unused and accrued vacation days pursuant to Section 4(g) hereof (the payments and benefits due to Employee under this Section 5(a) being hereinafter referred to as the "Section 5(a) Payments"). Such Section 5(a) Payments shall constitute liquidated damages in lieu of any and all claims by Employee against the Bank and/or Bancorp, and shall be in full and complete satisfaction of any and all rights which Employee may enjoy hereunder and is expressly conditioned upon receipt by the Bank of a full and unconditional release from Employee of any and all liability of either of the Bank and/or Bancorp or any of their affiliates arising out of this Agreement or out of the employment relationship between Employee and the Bank.

                   (b) EARLY TERMINATION BY THE BANK FOR CAUSE. This Agreement and Employee's employment may be terminated for cause by the Bank upon written notice to Employee. Employee shall be entitled to receive his lump sum cash severance payment in an amount equal to $235,000.00 less any amount of Base Salary and bonus paid to Employee from January 1, 1996 through the date of termination. Employee understands and agrees that his satisfactory performance of this Agreement requires conformance with reasonable standards of diligence, competence, skill, judgment and efficiency of a person holding the position of President of a commercial bank similar to the Bank and as prescribed by California and federal banking laws and regulations, and that failure to conform to such standards is cause for termination of this Agreement by the Bank. Termination for cause pursuant to this Section 5(b) shall include, but not be limited to, Employee's personal dishonesty (including knowingly violating any Bylaw or Policy of the Board), breach of fiduciary duty involving personal profit, willful violation of any

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law, rule, regulation (other than a traffic violation or similar offense), failure to qualify at any time during any Employment Term for a surety bond as described in Section 7 of this Agreement, and dismissal of Employee by Bank as required to comply with any final cease-and-desist order or written agreement with any state or federal bank regulatory authority which requests or orders Employee's dismissal or limits Employee's employment duties. Termination for cause by the Bank shall not constitute a waiver of any remedies which may otherwise be available to the Bank under law, equity, or this Agreement.

                   (c) EARLY TERMINATION BY EMPLOYEE. Employee may terminate this Agreement upon thirty (30) days' written notice to the Bank. Employee shall not be entitled to receive compensation or other benefits for any period after early termination by Employee, except as otherwise provided by Section 4(g) hereof.

                   (d) EARLY TERMINATION UPON DISABILITY. If during any Employment Term Employee becomes unable to perform his duties hereunder because of a physical or mental condition and has exhausted the medical leave provided to him under the Family Medical Leave and Family Rights Acts, the Bank may at its option terminate this Agreement. Employee shall be entitled to $235,000.00 less all amounts of Base Salary and bonus paid to Employee from January 1, 1996, through the date of termination, and insurance coverage as provided in Sections 4(a), 4(e) and 4(f) of this Agreement for the period of any medical leave prior to the termination of this Agreement, but not beyond the date specified herein for any Employment Term, plus declared but unpaid bonus, if any, as described in
Section 4(b) hereof, and accrued but unused vacation leave pursuant to Section 4(g) hereof; provided, however, that Base Salary as provided in Section 4(a) shall not be paid for more than a total of sixty-five (65) days due to medical leave during any [any calendar year of the] Employment Term. All compensation and benefits provided for under this Agreement shall cease as of the date of termination, except that Employee shall be entitled to receive payment for any accrued but unused vacation leave pursuant to Section 4(g) hereof and the Bank shall use reasonable efforts to assure that Employee shall have the option to assume such insurance coverage at his individual expense from and after termination of insurance coverage under this Section 5(d).

                   (e) MERGER OR DISSOLUTION. In the event of a merger in which the Bank and/or Bancorp is not the surviving or resulting entity; in the event of a transfer of all or substantially all of the assets of the Bank and/or Bancorp; or in the event of any other reorganization in which there is a change in ownership of the outstanding shares of the Bank and/or Bancorp where more than fifty percent (50%) of the outstanding shares of the Bank and/or Bancorp are transferred to any other partnership, corporation, trust or business entity ("change in control") not resulting from conservatorship, receivership or insolvency of the Bank and/or Bancorp; or in the event of the dissolution of the Bank and/or Bancorp, this Agreement shall not be terminated, but instead, the Bank shall use reasonable efforts to provide that the surviving or resulting corporation or the transferee of the Bank's and/or Bancorp's assets, if other than the Bank and/or Bancorp, is bound by, and shall have the benefit of, the provisions of this Agreement; except in the event of dissolution of the Bank and/or Bancorp, which shall result in Section 5(a) Payments, so long as

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the Bank has funds to make such payments, the making of such payments is not limited or prohibited by any law or regulation, and the making of such payments is without liability on the part of the directors of the Bank and/or Bancorp. In the event, however, that such surviving or resulting corporation or transferee, other than the Bank and/or Bancorp, elects to terminate this Agreement, Employee shall receive, in consideration of the termination of this Agreement, the
Section 5(a) Payments from such surviving or resulting corporation or transferee. Notwithstanding anything contained in this Section 5(e), or any other section of this Agreement to the contrary, if any compensation or benefit payment shall be considered in the aggregate to be an "excess parachute payment" as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended, all such compensation or benefits may be reduced, in the sole discretion of the Bank, to the extent required to prevent such compensation or benefits, in the aggregate, from being considered an "excess parachute payment."

                   (f) DEATH DURING EMPLOYMENT. If Employee dies during the term hereof, this Agreement shall terminate and Employer shall pay to the Estate of the Employee $235,000.00 less any amount of Base Salary or bonus paid to Employee from January 1, 1996, through the date of death. All other benefits under this Agreement shall terminate except this provision shall not be construed nor operate so as to prejudice or forfeit the rights of any beneficiary or beneficiaries of any life insurance policy on the life of Employee obtained pursuant to Section 4(e) hereof.

         6. SUSPENSION DURING INVESTIGATION. In the event the Superintendent of the SBD of California ("Superintendent"), any federal banking agency, or any other party formally charges that Employee has committed any act which would allow termination of the Agreement pursuant to Section 5(b) above, the Bank may, at its option, immediately suspend Employee without pay pending an investigation of charges. Notwithstanding the foregoing in the case of a suspension of Employee following a charge made by anyone other than the Superintendent or a federal banking agency, the Bank may only suspend Employee without pay for a period not in excess of thirty (30) days; provided, however, that this provision shall not preclude or limit the Bank from suspending Employee for a longer period with pay.

         7. SURETY BOND. Employee agrees that he will furnish all information and take any other steps necessary to enable the Bank to obtain or maintain a fidelity bond conditional on the rendering of a true account by Employee of all moneys, goods, or other property which may come into the custody, charge or possession of Employee during the term of Employee's employment. The surety company issuing the bond and the amount of the bond must be acceptable to the Bank and satisfy all banking laws and regulations. All premiums on the bond are to be paid by the Bank. If Employee cannot qualify for a surety bond at any time during the term of this Agreement, the Bank shall have the option to terminate this Agreement immediately, which shall constitute a termination for cause as defined in Section 5(b) hereof.

         8. PRINTED MATERIAL. All written or printed materials which shall include, but not be limited to, computer software, programs and files, used by Employee in performing duties for the Bank are, and shall remain, the property of the Bank, provided that any materials which belonged

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personally to Employee prior to his employment with the Bank are, and shall remain, the property of Employee. Upon termination of Employee's employment with the Bank, Employee shall return such applicable written or printed materials to the Bank.

         9. MORAL CONDUCT. Employee agrees to conduct himself at all times with due regard to public conventions and morals.

         10. DISCLOSURE OF INFORMATION. Employee recognizes and acknowledges that the Bank and Bancorp possess information concerning their business affairs and methods of operation which constitutes valuable, confidential, and unique assets of their business and that of their affiliates ("Proprietary Information"). Employee shall not, at any time before or after termination of this Agreement, disclose to anyone any Proprietary Information. For purposes of this Section 10, Proprietary Information includes all information regarding products, services, processes, know-how, customers, suppliers, product and/or service development, business and capital plans, research, finances, marketing, pricing, costs and any other confidential matters relating to the Bank, Bancorp or any of their affiliates. Employee recognizes and acknowledges that all financial information concerning any of the Bank' customers, products or financial results is strictly confidential, and Employee shall not, at any time before or after termination of this Agreement, disclose to anyone any such information or any part thereof, for any reason or purpose whatsoever except to the extent that such information is already otherwise publicly available or to the extent such disclosure is required by Employee in order to comply with judicial process.

         11. NON-COMPETITION BY EMPLOYEE. Employee shall not, during the Employment Term, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any competing bank or financial institution or financial services business without the prior written consent of the Board.

         12. NOTICES. Any notices to be given hereunder by either party to the other may be effected in writing either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Notices to the Bank shall be given to the Bank at its then current principal office, c/o Chairman of the Board of Directors. Notices to Employee shall be sent to Employee's then current personal residence. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing.

         13. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Bank, including but not limited to the 1991 Agreement and any representations, promises or agreements with respect to the grant of additional options to Employee under Bancorp's 1980 Amended and Restated Stock Option Plan except as provided in Section 4(c) hereof, and contains all of the covenants and agreements between the parties with respect to such employment and all benefits appertaining thereto. Each party to this Agreement acknowledges that no representations,

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inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid and binding. Any modification of this Agreement will be effective only if it is in writing signed by all parties to the Agreement.

         14. SEVERABILITY. In the event that any term or condition contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or non-enforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

         15. CHOICE OF LAW AND FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent preempted by the laws of the United States. Any action or proceeding brought upon, or arising out of, this Agreement or its termination shall be brought in a forum located within the State of California, and Employee hereby agrees to be subject to service of process in California.

         16. WAIVER. The parties hereto shall not be deemed to have waived any of their respective rights under this Agreement unless the waiver is in writing and signed by such waiving party. No delay in exercising any rights shall be a waiver nor shall a waiver on one occasion operate as a waiver of such right on a future occasion.

         17. INDEMNIFICATION. The Bank and Bancorp shall indemnify Employee, to the maximum extent permitted under the Bylaws of the Bank and Bancorp and governing laws and regulations, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Employee in connection with any threatened or pending action, suit or proceeding to which Employee is made a party by reason of his position as an officer or agent of the Bank and/or Bancorp or by reason of his service at the request of the Bank and/or Bancorp, if Employee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporations. If available at rates determined by the Bank, in its sole discretion, to be reasonable, the Bank shall endeavor to apply for and obtain Directors' and Officers' Liability Insurance to indemnify and insure the Bank and Bancorp and Employee from such liability or loss. If Employee engages in any of the conduct which constitutes cause for termination under Section 5(b) hereof and the Bank or Bancorp as a result incurs any cost, loss, liability, expenses, or damages, then Employee shall indemnify the Bank and Bancorp for any and all such costs, losses, liability, expenses, and damages.

         Notwithstanding the foregoing, in any administrative proceeding or civil action initiated by any federal banking agency, the Bank and/or Bancorp may only reimburse, indemnify or hold harmless Employee if the Bank and Bancorp are in compliance with any applicable statute, rule, regulation or policy of the Federal Deposit Insurance Corporation, Federal Reserve Board, or the California State Banking Department regarding permissible indemnification payments.

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         18.  ASSIGNMENT. Neither this Agreement nor any of the rights or benefits hereunder shall be subject to execution, attachment or similar process, nor may this Agreement or any rights or benefits hereunder be assigned, transferred, pledged or hypothecated without the written consent of both parties hereto, except as provided in Section 5(e) hereof.

         19. AGREEMENT SUBJECT TO REGULATORY APPROVALS. This Agreement is subject to review by and receipt of approval from the applicable state and federal bank regulatory agencies of Employee as President and Chief Operating Officer of the Bank. The failure of the foregoing conditions shall render this entire Agreement null and void.

         20. CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings used herein are for convenience and ready reference only and are not a part of this Agreement and shall not be used in the construction or interpretation thereof.

         21. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be three arbitrators, one to be chosen directly by each party, and the third arbitrator to be selected by the two arbitrators so chosen. Each party shall pay the fees of the arbitrator he or it selects and of his or its own attorneys, and the expenses of his or its witnesses and all other expenses connected with representing his or its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, shall be borne equally by the parties.

         Executed on the day and year first-above written.


FIRST COMMERCIAL BANK:                      EMPLOYEE:


/s/ Donald W. Williams                          /s/ James E. Culleton
------------------------------                  ---------------------
By: Donald W. Williams                          James E. Culleton
    Chief Executive Officer

FIRST COMMERCIAL BANCORP, INC.


/s/ Manuel J. Perry, Jr.
------------------------------
By: Manuel J. Perry, Jr.
    Chairman of the
    Board of Directors

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